Exhibit 107

Calculation of Filing Fee Tables

Form S-1

ProPhase Labs, Inc.

Table 1: Newly Registered Securities

The following table sets forth the calculation of the registration fee in accordance with Rules 457(c) and 457(g) under the Securities Act of 1933, as amended. The shares of common stock are being registered for resale by the selling stockholders identified in this prospectus. We will not receive any of the proceeds from the sale of such shares.

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Common stock, par value $0.0005 per share (“Common Stock”)	Other(2)	226,310,704	$0.529	$119,718,362.42	0.0001381	$16,533.11
	Total Offering Amount					$119,718,362.42		$16,533.11
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$16,533.11

(1)

Represents shares of common stock issuable upon conversion of notes and exercise of warrants issued in connection with the Square Gate and Turnpoint financing transactions. The shares are being registered for resale by the selling stockholders. We will not receive any of the proceeds from the sale of the shares by the selling stockholders. Pursuant to Rule 457(g) under the Securities Act, no separate fee is payable with respect to the warrants. The registration fee has been calculated pursuant to Rules 457(c) and 457(o) based on the proposed maximum aggregate offering price. The fee rate used is $138.10 per $1,000,000, as set forth in SEC Fee Rate Advisory #1 for Fiscal Year 2026.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act and calculated based upon the average of the high and low prices of the Common Stock on The Nasdaq Stock Market LLC on October 20, 2025, which date is within five business days prior to the filing of this Registration Statement.